Exhibit 99.1

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

Nicole Sherman

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (“Amendment No. 3”) is entered into as of the last date of signature indicated below (the “Amendment Effective Date”), and amends that certain EMPLOYMENT AGREEMENT dated as of January 28, 2005, as previously amended by that certain AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated as of December 31, 2006, and that certain AMENDMENT NO 2. TO EMPLOYMENT AGREEMENT dated as of July 28, 2008 (collectively, the “Employment Agreement”), by and between AmericanWest Bank, a Washington state-chartered bank (“Employer”) and Nicole Sherman (“Executive”)

SECTION 1. Employer has requested that Executive relocate to Employer’s Utah market area, and accept a new position, title and duties as Executive Vice President/Chief Banking Officer (UT), and Executive desires to relocate and accept such position, title and duties. In connection therewith, Employer and Executive agree as follows:

(a) Section 4 of the Employment Agreement is hereby amended to read, in its entirety, as follows:

4. Duties. Executive will report directly to the President and Chief Executive Officer, and will perform and discharge well and faithfully the duties that are set forth in Executive’s job description, or that may be assigned from time to time by the Chief Executive Officer in the conduct of Employer’s business. Executive will conduct herself so as to maintain and increase the goodwill and reputation of Employer and its business and abide by all codes of ethics or other professional duties applicable to Executive.

(b) Executive shall relocate to Utah by January 29, 2009.

(c) Executive shall be entitled to payment or reimbursement by Employer of the following expenses incurred in relocating to Utah (collectively, the “Relocation Assistance”):

(i)	up to 90 days of executive housing in Utah beginning before or at the time of relocation;

(ii)	professional moving expenses for moving at any time up to December 31, 2009;

(iii)	furniture storage for up to 90 days through no later than December 31, 2009;

(iv)	closing costs (exclusive of points or buyer’s commission) in connection with the purchase of a residence in Utah on or before December 31, 2009;

(v)	four months’ base salary as a moving bonus, paid within 30 days of the Amendment Effective Date; and

(vi)	gross-up for income taxes on the amounts described in subsections (i), (iii) and (iv) above;

provided that Employer shall not be responsible for any payment or reimbursement under subsections (i), (ii), (iii) or (iv) above to the extent the expense is incurred or covers a period of time on or after the date that Executive has terminated her employment or has notified Employer that she is terminating her employment with Employer.

(d) Executive shall receive an increase of $9,250 in her base salary as of the date hereof ($185,000) in connection with the relocation, which increase will be effective on the date that Executive has relocated to Utah (whether in executive housing or other temporary or permanent housing), as indicated in Executive’s notification to the Human Resources Department of Employer to begin withholding for Utah income taxes as a result of such relocation.

SECTION 2. The relocation and change in position, title and duties described herein (collectively, the “Change in Employment”) constitute “Good Reason” as such term is defined in Section 16(f) of the Employment Agreement. Employer and Executive agree that (i) Executive may exercise her rights under Section 10(d) of the Employment Agreement, based on the Change in Employment as Good Reason, at any time on or before April 30, 2009, and (ii) the Change in Employment shall not be grounds for Executive’s resignation for Good Reason after April 30, 2009.

If Executive exercises her right to resign with Good Reason, based on the Change in Employment, Executive shall refund to Employer all amounts paid or reimbursed by Employer under Section 1(c) above (the “Reimbursement Amount”).

Executive shall refund to Employer the Reimbursement Amount in the event Executive resigns without Good Reason at any time on or before October 31, 2009.

Employer may offset the amount to be refunded by Executive, if any, against the amount, if any, that would otherwise be owed to Executive under Section 11(c) of the Employment Agreement.

SECTION 3. Except as amended and modified by this Amendment No. 3, the Employment Agreement, as hereby amended and supplemented, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 as of the date first set forth above.

EXECUTIVE:	AMERICANWEST BANK

/s/ Nicole Sherman	By:	/s/ Patrick J. Rusnak
NICOLE SHERMAN		Patrick J. Rusnak, President & CEO

Date: November 20, 2008	Date: November 20, 2008